EXHIBIT 99.3

Midway Gold Appoints Corporate Controller

August 11, 2011

Denver, Colorado– Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-AMEX) announces that it has appointed Adam Riches to the office of Corporate Controller, reporting to Fritz K. Schaudies, Chief Financial Officer.

Mr. Riches joins Midway from Alacer Gold Corp. where he worked in finance and accounting, consolidating and reporting on results for a mine development property in Central Asia and multiple gold mining operations in Australia.  Previously, Mr. Riches worked as a strategy and operations consultant with Deloitte (for Coca-Cola and AIG, among others) and as an auditor for Ernst & Young.  He holds both an undergraduate and master’s degree of accountancy from Brigham Young University.  He is fluent in Spanish and is a licensed Certified Public Accountant in the State of Colorado.

Concurrent with his appointment, Midway’s board of directors granted Mr. Riches incentive stock options for a total of 50,000 shares of Midway's common stock pursuant to the Company’s shareholder approved combined incentive and non-qualified stock option plan. The options are exercisable for up to five years at a price of C$2.34 per share, being the last closing price of Midway's common shares on the TSX Venture Exchange prior to the board of directors granting the options.  The options are subject to vesting provisions and any applicable regulatory hold periods.

ON BEHALF OF THE BOARD
“Kenneth A. Brunk”
Kenneth A. Brunk, President, COO and Director

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.